EXHIBIT 99.2
THE GORMAN-RUPP COMPANY ELECTS ANN HARLAN AS NEW DIRECTOR
Mansfield, Ohio — April 24, 2009 — At the annual meeting of the shareholders of The Gorman-Rupp Company (NYSE Amex: GRC) held April 23, 2009, the number of Company directors was increased from seven to eight and M. Ann Harlan was elected as the eighth director.
Ms. Harlan is employed by The J. M. Smucker Company, a Fortune 500 international food manufacturer and distributor. During her service there since 1999, she has served in various senior executive capacities, and currently is Vice President, General Counsel and Corporate Secretary. Prior to 1999, Ms. Harlan was a partner at the Cleveland, Ohio law firm, Calfee, Halter & Griswold LLP.
Released by David P. Emmens, Corporate Secretary, Telephone (419) 755-1477.